UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

CHINA BIOLOGIC PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHINA BIOLOGIC PRODUCTS, INC.
No. 14 East Hushan Road, Tai’an City, Shandong 271000
People’s Republic of China
(86-538)-620-2306

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 20, 2011

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of China Biologic Products, Inc., a Delaware corporation (the “Company”), will be held on Monday, June 20, 2011, at 10:00 a.m., local time, at the principal office the Company located at No. 14 East Hushan Road, Tai'an City, Shandong 271000, People’s Republic of China, for the following purposes:

1.	To elect seven persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;

2.	To ratify the selection by the Audit Committee of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To have an advisory vote on executive compensation;

4.	To have an advisory vote on the frequency of holding an advisory vote on executive compensation; and

5.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

If you owned our common stock at the close of business on April 25, 2011, you may attend and vote at the meeting.

A Proxy Statement describing the matters to be considered at the Meeting is attached to this Notice. Our 2010 Annual Report accompanies this Notice, but it is not deemed to be part of the Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares by either completing, signing and returning the accompanying proxy card or casting your vote via a toll-free telephone number or over the Internet.

/s/ Chao Ming Zhao
Chao Ming Zhao
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
MEETING TO BE HELD ON JUNE 20, 2011

Under rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about May 2, 2011, we will mail to our stockholders (other than those who previously requested electronic or paper delivery and registered stockholders) an Important Notice Regarding Availability of Proxy Materials ("Notice") containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone. This Notice and Proxy Statement and our 2010 Annual Report are available online at https://www.iproxydirect.com/CBPO.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

CHINA BIOLOGIC PRODUCTS, INC.
No. 14 East Hushan Road, Tai’an City, Shandong 271000
People’s Republic of China
(86-538)-620-2306

____________________

PROXY STATEMENT
____________________

The Board of Directors (the “Board”) of China Biologic Products, Inc., a Delaware corporation (“we” or the “Company”) is furnishing this Proxy Statement and the accompanying proxy to you to solicit your proxy for the 2011 Annual Meeting of Stockholders (the “Meeting”). The Meeting will be held on Monday, June 20, 2011, at 11:00 a.m., local time, at the principal office the Company located at No. 14 East Hushan Road, Tai’an City, Shandong 271000, People’s Republic of China.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is this proxy statement?

You have received this proxy statement and our annual report because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will act upon the matters described in this proxy statement. These actions include the election of directors; ratification of the appointment of the independent registered public accounting firm (which we sometimes refer to as the “independent auditors”); an advisory (that is, nonbinding) vote on executive compensation; and an advisory vote on the frequency of holding an advisory vote on executive compensation. An additional purpose of the annual meeting is to transact any other business that may properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

Who can attend the annual meeting?

All stockholders of record at the close of business on April 25, 2011, the record date, or their duly appointed proxies, may attend the annual meeting.

What proposals will be voted on at the annual meeting?

Stockholders will vote on four proposals at the annual meeting:

  the election of directors;

  the ratification of KPMG as the Company’s independent auditors for the fiscal year ending December 31, 2011;

  an advisory vote on executive compensation; and

  an advisory vote on the frequency of holding an advisory vote on executive compensation.

What are the Board’s recommendations?

Our Board recommends that you vote:

  FOR election of the nominated directors;

  FOR ratification of KPMG as the Company’s independent auditors for the fiscal year ending December 31, 2011;

  FOR approval of the compensation of our named executive officers.

The Board has not made a recommendation on the frequency of holding an advisory vote on executive compensation. Stockholders may vote for having an advisory vote every year, every two years, or every three years, or they may abstain from voting on this proposal.

Will there be any other business on the agenda?

The Board knows of no other matters that are likely to be brought before the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on April 25, 2011, which we refer to as the Record Date, are entitled to notice of, and to vote at, the annual meeting. As of the record date, there were 24,351,125 shares of our common stock outstanding. Holders of common stock as of the record date are entitled to one vote for each share held for each of the proposals. No other class of voting securities is outstanding on the date of mailing of this proxy statement.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered, with respect to those shares, the “stockholder of record.” This proxy and our Annual Report have been sent directly to you by us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. This proxy and the Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in with your proxy materials.

How do I vote my shares?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by using the Internet or telephone or by mail, if you received a printed set of the proxy materials:

By Internet – If you have Internet access, you may submit your proxy via the Internet by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Telephone or Mail – If you received printed proxy materials, you may submit your proxy by telephone by following the instructions provided on your proxy card or voting instruction card. If you received a Notice, you may submit your proxy by telephone after accessing the proxy materials via the Internet. You may also submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the envelope provided. If you provide specific voting instructions, your shares will be voted as you have instructed. Voting by telephone is not available to persons outside of the United States.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify how your shares should be voted for each of the proposals. If you grant a proxy without indicating your instructions, your shares will be voted as follows:

  FOR the election of the seven nominees for director;

  FOR the ratification of KPMG as the Company’s independent auditors for the fiscal year ending December 31, 2011;

  FOR the approval of the compensation of our named executive officers.

Each share of common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the annual meeting is April 25, 2011. As of that date, there were 24,351,125 shares of our common stock outstanding.

What constitutes a quorum?

A quorum is the presence, in person or by proxy, of the holders of a majority of the shares of the common stock entitled to vote. Under Delaware law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting.

What is a broker “non-vote” and what is its effect on voting?

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

Proposal 2 (ratification of auditors) involves a matter that we believe will be considered routine. All other proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided on your proxy card.

What is required to approve each item?

  For Proposal No. 1 (election of directors), each director must be elected by a plurality of votes cast with respect to such director (i.e., the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors.

  For Proposal No. 2 (ratification of independent auditors) and Proposal No. 3 (advisory vote on executive compensation), the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.

  For Proposal No. 4 (advisory vote on the frequency of holding an advisory vote on executive compensation), the alternative — that is, every one, two or three years — receiving the greatest number of votes will be the frequency that stockholders approve.

  For any other matters on which stockholders are entitled to vote, the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.

For the purpose of determining whether the stockholders have approved matters other than the election of directors and the frequency of holding an advisory vote on executive compensation, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. If stockholders hold their shares through a broker, bank or other nominee and do not instruct them how to vote, the broker may have authority to vote the shares for routine matters.

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

Our bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee in order for that nominee to be elected. Only votes “for” or “withheld” are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect.

How will shares of common stock represented by properly executed proxies be voted?

All shares of common stock represented by proper proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If you do not provide voting instructions, your shares will be voted in accordance with the Board’s recommendations as set forth herein. In addition, if any other matters properly come before the annual meeting, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. You may revoke your proxy prior to exercise by calling the toll-free telephone number identified in the Notice, or by accessing the Internet website specified in the Notice, or in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of the Secretary at the address of our principal office set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement, or by attending and voting in person at the Meeting. Unless revoked, the shares represented by timely received proxies will be voted in accordance with the directions given therein. Your most current proxy card or telephone or Internet proxy is the one that is counted.

If the Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the previously convened Meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous Meeting.

How are proxies solicited?

In addition to the mail solicitation of proxies, our officers, directors, employees and agents may solicit proxies by written communication, telephone or personal call. These persons will receive no special compensation for any solicitation activities. We will reimburse banks, brokers and other persons holding common stock for their expenses in forwarding proxy solicitation materials to beneficial owners of our common stock.

Who paid for this proxy solicitation?

The cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to stockholders in connection with the solicitation of proxies is borne by us.

What is “householding?”

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as "householding," permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders of record who do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who wish to opt out of, or wish to begin, householding may contact our Corporate Secretary through one of the following methods:

  by sending a written request by mail to:

  China Biologic Products, Inc.
  No. 14 East Hushan Road
  Tai’an City, Shandong 271000
  People’s Republic of China
  Attention: Corporate Secretary

  by calling our Corporate Secretary, at +(86-538)-620-2306.

How do I learn the results of the voting at the annual meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the date of the Annual Meeting, provided that the final results are available at such time. In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available. Any stockholder may also obtain the results from the Corporate Secretary, China Biologic Products, Inc., No. 14 East Hushan Road, Tai'an City, Shandong 271000, People's Republic of China.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request future stockholder communications be sent to you electronically.

Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

Whom may I contact for further assistance?

If you have any questions about giving your proxy or require any assistance, please contact our Corporate Secretary:

  by mail, to:

  China Biologic Products, Inc.
  No. 14 East Hushan Road
  Tai’an City, Shandong 271000
  People’s Republic of China

  by telephone, at +(86-538)-620-2306.

Interest of Officers and Directors in Matters to Be Acted Upon

None of the Company’s officers or directors has any interest in any of the matters to be acted upon, except to the extent that a director is named as a nominee for election to the Board of Directors.

Our Management

Set forth below are the names of our current directors, officers and significant employees, their ages, all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years.

Directors and Executive Officers

NAME	AGE	POSITION
Siu Ling Chan	48	Chairwoman of the Board
Chao Ming Zhao	39	Chief Executive Officer
Stanley Lau	56	President
Yu-Yun Tristan Kuo	56	Chief Financial Officer
Sean Shao	53	Director
Xiangmin Cui	42	Director
Tong Jun Lin	49	Director
Chong Yang Li	37	Director
Bing Li	42	Director
Wenfang Liu	72	Director

Siu Ling Chan. Ms. Chan has been a member of our board of directors since July 19, 2006. She has been our chairwoman since January 1, 2007 and served as our CEO from January 2007 to March 2007. Ms. Chan is also currently a director of our subsidiary Logic Express. She was also appointed as the director of Shandong Taibang in April 2006. Prior to joining us, Ms. Chan worked from 1991 to 2005, as an administrator at the Fujian Academy of Social Sciences, and from 1989 to 1991 as a statistician at the Fujian Pingtan Economy Committee. She received her diploma in Statistics from Xiamen University in 1989 and a diploma in management from the Fujian Party Committee School in 2004.

Chao Ming Zhao. Mr. Zhao has been our Chief Executive Officer since June 1, 2008. Mr. Zhao was our Chief Financial Officer from November 2006 until his appointment as our Chief Executive Officer, and has been the Chief Financial Officer of our operating subsidiary, Shandong Taibang since September 2003. From February 2002 to June 2003, Mr. Zhao was the financial manager at EF English First (Fuzhou) School, where he was responsible for managing the school's accounting and its internal control. He was a manager and auditor at Fujian (CFC) Group from July 1996 to January 2002, and was in charge of internal audit. Mr. Zhao is a certified public accountant in the PRC and is an international registered internal auditor. Mr. Zhao obtained his Bachelor's degree in Investment Economy Management from Fuzhou University in 1996 and received his MBA from the Chinese University of Hong Kong in 2006.

Stanley Lau. Mr. Lau has been our President since December 1, 2010. Mr. Lau offers over 30 years of experience in the healthcare, medical device and pharmaceutical arena, in both international and domestic markets. He brings expertise in profit and loss management, operations, sales and marketing, product development, start-ups, turnaround initiatives, profitable growth and change management. Prior to joining us, Mr. Lau served from June, 2002 to March 2009 in various executive positions with Baxter Healthcare International, an international pharmaceutical company, including as General Manager of Baxter Healthcare Ltd. (Hong Kong), Baxter’s wholly-owned subsidiary, where he oversaw four joint ventures and a 500% increase in revenue in less than four years. Mr. Lau also served in various capacities with Pfizer, Inc. and with Pharmacia, Merck & Co., where he established its first wholly-owned subsidiary in Taiwan. Mr. Lau holds a Bachelor of Pharmacy degree from the University of London.

Y. Tristan Kuo. Mr. Kuo has been our Chief Financial Officer since June 1, 2008 and has served as the Vice President-Finance of the Company since September 2007. Mr. Kuo has more than 28 years of experience in accounting, financing and information system for companies in the manufacturing, commodity trading and banking industries and has served in the capacity of CFO, CIO and Controller. Of these years, Mr. Kuo has worked in the United States for 24 years and in Asia for 4 years. Prior to joining our company, Mr. Kuo worked for the Noble Group in Hong Kong as the Senior Business Analysis Manager from February through August 2007. Prior to that, Mr. Kuo served as the CFO of Cuisine Solution, Inc., a publicly traded company in Alexandria, Virginia, from December 2002 to January 2007. Mr. Kuo also served as the Vice President of Information System for Zinc Corporation of America in Monaca, Pennsylvania from 2001 and 2002 and as Chief Information Officer and Controller of Wise Metals Group in Baltimore, Maryland, the largest independent aluminum sheet producer in the U.S., from 1991 to 2001. Mr. Kuo obtained his Master's degree in Accounting from the Ohio State University and Bachelors degree in Economics from Soochow University in Taipei.

Sean Shao. Mr. Shao has been a member of our board of directors since July 24, 2008. Mr. Sean Shao currently also serves as (i) independent director and chairman of the audit committee of: American Dairy, Inc., a Chinese dairy products company listed on NYSE, Renhuang Pharmaceuticals, Inc., a Chinese pharmaceutical company listed on AMEX, China Recycling Energy Corporation, an energy recycling system design company listed on NASDAQ and Yongye International, Inc., a Chinese agricultural company listed on NASDAQ; (ii) independent director of AsiaInfo-Linkage, Inc., a Chinese telecom software solutions provider listed on NASDAQ and China Medicine Corporation, a distributor and developer of medicines listed on bulletin board; (iii) independent director and chairman of the nominating committee of Agria Corporation, a Chinese agricultural company listed on NYSE; and (iv) independent director and chairman of the audit committee and compensation committee of China Nuokang Bio-Pharmaceutical, Inc., a biopharmaceutical company listed on NASDAQ. He served as the chief financial officer of Trina Solar Limited from 2006 to 2008. In addition, Mr. Shao served from 2004 to 2006 as the chief financial officer of ChinaEdu Corporation, an educational service provider, and of Watchdata Technologies Ltd., a Chinese security software company. Prior to that, Mr. Shao worked at Deloitte Touche Tohmatsu CPA Ltd. for approximately a decade. Mr. Shao received his master’s degree in health care administration from the University of California at Los Angeles in 1988 and his bachelor’s degree in art from East China Normal University in 1982. Mr. Shao is a member of the American Institute of Certified Public Accountants.

Dr. Xiangmin Cui. Dr. Cui has been a member of our board of directors since February 2010. Dr. Cui is a Principal at Bay City Capital LLC, a venture capital firm managing approximately $1.6 billion of capital invested across various healthcare sectors. Prior to joining it in 2006, Dr. Cui was Director of Strategic Investment Planning for Southern Research Institute, an organization that discovered and developed six anti-cancer drugs that have been approved by the U.S. Food and Drug Administration. Prior to that, Dr. Cui co-founded Pan Pacific Pharmaceuticals, a U.S. biotech company, and Hucon Biopharmaceuticals, a PRC pharmaceutical company. He served as the Chief Scientific Officer and Executive Vice President of Pan Pacific Pharmaceuticals from 1998 to 2002 and Chief Executive Officer and President of Hucon Biopharmaceuticals 2003 to 2005, respectively. In these positions, he led the efforts to evaluate and acquire several key technologies in the fields of oncology, infectious and inflammatory diseases. Dr. Cui was also a co-founder of CNetwork, a San Francisco based non-profit organization dedicated to serving Chinese communities in North America. He received his Ph.D. in Cancer Biology from Stanford University, and his B.S. in Molecular Biology from Peking University.

Dr. Tong Jun Lin. Dr. Lin has been a member of our board of directors since July 24, 2008. He is a Professor in the Departments of Microbiology and Immunology and Pediatrics, Dalhousie University and has focused his research in immune response to microbial pathogens. Dr. Lin received his PhD degrees (1990) from the Chinese Academy of Medical Sciences, and his post-doctoral training at the University of Alberta (1993-1997), Duke University (1997-1998) and Dalhousie University (1998-2000). He has published extensively in leading scientific journals and has served on the Editorial Advisory Board of the journal of Inflammation and Allergy –Drug Targets. He has received continuous funding from Canadian Institutes of Health Research and other national granting agencies. Dr. Lin is a Scholar of Canadian Institutes of Health Research, a recipient of the Award of Excellence in Medical Research from Dalhousie University (2004), and a recipient of an Investigator Award from Canadian Society for Immunology (2007).

Chong Yang Li. Mr. Li has been a member of our board of directors since December 17, 2010. Mr. Li has been a certified appraiser since 1998 and has over 15 years’ experience in providing asset valuation services, in connection with IPOs and reorganizations, primarily to PRC listed companies across various industries. Since 2006, Mr. Li has served in various managerial positions for Fujian Zhongxing Assets Real Estate and Land Appraisal Co., Ltd., an assets and real estate appraisal company where he currently serves as Vice Chairman. Prior to that time, Mr. Li served from 2000 to 2005 in various managerial positions, including as Executive Assistant to the General Manager, for the Fujian Assets Appraisal Center, an assets valuation and appraisal company. Mr. Li holds a Diploma in Accounting from the China Farmer University.

Dr. Bing Li. Dr. Bing Li was appointed as a director on February 27, 2011, and has served as an advisor of Warburg Pincus Asia LLC since June 2010, in which capacity Dr. Li advises on potential investment evaluation and portfolio management in the healthcare space. Prior to joining Warburg Pincus Asia LLC, Dr. Li served from November 2007 to June 2010 as the General Manager of Enterprise Business and Business Development at GlaxoSmithKline China/Hong Kong, and from August 2006 to October 2007, as the Commercial Development Director of GlaxoSmithKline China/Hong Kong. Prior to that, Dr. Li served from April 1999 to August 2006 in various positions with Eli Lilly and Company in the United States, including Manager of China/India strategy, Manager of Global New Product Planning for Drug Delivery System, and Consultant to Biotechnology Strategy Group. While at GlaxoSmithKline, Dr. Li led efforts in creating the brand generics business and other new commercial models. Dr. Li also served as a Director of Shenzhen GSK NB, a joint venture for vaccine development and production between GlaxoSmithKline and Neptunus Group. Dr. Li holds a Master of Business Administration and Master of Engineering Management from the Kellogg Graduate School of Management, a Ph.D. in Cell and Molecular Biology from the University of Rochester, and a Bachelor of Science in Biophysics from Fudan University.

Wenfang Liu. Prof. Wenfang Liu was appointed as a director on February 27, 2011, and has served since February 2007 as the Chief Consultant for Sichuan Yuanda Shuyang Pharmaceuticals. Prior to that, Prof. Liu served from 2000-2007, in various managerial positions including as Chief Engineer and Director of Hualan Biological Engineering, and as Director of Blood Separating, from 2005 to 2006, at Chengdu Jiaying Medical Product Co Ltd.. Prior to that, Prof. Liu served, from 1998 to 1999, as Chief Engineer of Guiyang Qianfeng Biological Products Co. Ltd., and from 1988 to 1998 as Vice Chairman of the Institute of Blood Transfusion of Chinese Academy of Medical Sciences. Prof. Liu is currently a Member of the Sichuan CPPCC Standing Committee, and previously served as a member of the Chinese Society of Blood Transfusion and the China Medical Biotech Association. Prof. Liu holds a Bachelors Degree in Bio-Chemistry from the Chinese Academy of Sciences, Forest and Soil College and was a Ph.D. advisor from 1997 to 1998.

Significant Employees

NAME	AGE	POSITION
Tung Lam	51	Chief Executive Officer of Shandong Taibang
Yiwu Vincent Xie	39	Chief Technology Officer

Tung Lam. Mr. Lam has been the Chief Executive Officer of our operating subsidiary, Shandong Taibang, since October 2003, and is responsible for the entire operation. He is the husband of Ms. Siu Ling Chan, the Chairwoman of our Board.

Dr. Yiwu Xie. Dr Xie has been our Chief Technology Officer since December 2009. He served from 2007 to 2009 as the general manager of R&D at New a-Ikor, a Hong Kong-based biopharmaceutical company, and from 2002 to 2007, as the director of R&D at Advantek Serum Laboratories.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities to file with the SEC statements of ownership and changes in ownership. The same persons are required to furnish us with copies of all Section 16(a) forms they file. We believe that, during fiscal 2010, all of our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities complied with the applicable filing requirements.

In making these statements, we have relied upon examination of the copies of all Section 16(a) forms provided to us and the written representations of our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities.

CORPORATE GOVERNANCE

Our current corporate governance practices and policies are designed to promote stockholder value and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines

We and our Board are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. We also closely monitor guidance issued or proposed by the SEC and the provisions of the Sarbanes-Oxley Act, as well as the emerging best practices of other companies. The current corporate governance guidelines are available on the Company’s website at http://www.chinabiologic.com. Printed copies of our corporate governance guidelines may be obtained, without charge, by contacting the Corporate Secretary, China Biologic Products, Inc., No. 14 East Hushan Road, Tai'an City, Shandong 271000, People’s Republic of China.

The Board and Committees of the Board

The Company is governed by the Board that currently consists of seven members as identified above. Our board of directors currently has three standing committees: the Audit Committee, Compensation Committee and Governance and Nominating Committee, which, pursuant to delegated authority, perform various duties on behalf of and report to the board. Each of these Committees is comprised entirely of independent directors. From time to time, the board may establish other committees. Each of the Compensation Committee and Governance and Nominating Committee were formed on August 7, 2008 and the Audit Committee was formed on July 24, 2008. The Board has adopted a written charter for each of the committees which may be obtained, without charge, by contacting the Corporate Secretary, China Biologic Products, Inc., No. 14 East Hushan Road, Tai'an City, Shandong 271000, People’s Republic of China or through our website at http://www.chinabiologic.com.

Prior to establishing the committees of the Board of Directors, our entire Board of Directors handled the functions that would otherwise be handled by each of the committees.

Audit Committee

Our Audit Committee is currently composed of three members: Mr. Sean Shao, Dr. Xiangmin Cui, and Dr. Tong Jun Lin. Our board of directors determined that each member of the Audit Committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent” director within the meaning of the NASDAQ Marketplace Rules (the “NASDAQ Listing Rules”). Each Audit Committee member also meets NASDAQ’s financial literacy requirements. Mr. Shao serves as Chair of the Audit Committee.

Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee is responsible for, among other things:

  selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

  reviewing with our independent auditors any audit problems or difficulties and management’s response;

  reviewing and approving all proposed related-party transactions;

  discussing the annual audited financial statements with management and our independent auditors;

  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;

  annually reviewing and reassessing the adequacy of our audit committee charter;

  such other matters that are specifically delegated to our Audit Committee by our board of directors from time to time;

  meeting separately and periodically with management and our internal and independent auditors; and

  reporting regularly to the full board of directors.

Our board of directors has determined that Mr. Shao (i) is the “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC, and (ii) also meets NASDAQ’s financial sophistication requirements.

Compensation Committee

Our Compensation Committee is currently composed of three members: Mr. Sean Shao, Dr. Xiangmin Cui, and Dr. Tong Jun Lin, each of whom is “independent” within the meaning of the NASDAQ Listing Rules. Dr. Cui serves as Chair of the Compensation Committee.

Our Compensation Committee assists the board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

The Compensation Committee is responsible for, among other things:

  approving and overseeing the compensation package for our executive officers;

  reviewing and making recommendations to the board with respect to the compensation of our directors;

  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and

  reviewing periodically and making recommendations to the board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Governance and Nominating Committee

Our Governance and Nominating Committee is currently composed of three members: Mr. Sean Shao, Dr. Xiangmin Cui, and Dr. Tong Jun Lin, each of whom is “independent” within the meaning of the NASDAQ Listing Rules. Dr. Lin serves as Chair of the Governance and Nominating Committee.

The Governance and Nominating Committee assists the board in identifying individuals qualified to become our directors and in determining the composition of the board and its committees.

The Governance and Nominating Committee is responsible for, among other things:

  identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

  reviewing annually with the board the current composition of the board in light of the characteristics of independence, age, skills, experience and availability of service to us;

  identifying and recommending to the board the directors to serve as members of the board's committees; and

  monitoring compliance with our code of business conduct and ethics.

Governance Structure

The Board believes the interests of all stockholders are best served at the present time through a leadership model with a separate Board Chair and CEO. However, the Board retains authority to amend the By-Laws to combine the positions of Board Chair and CEO at any time. The current CEO and Board Chair possess an in-depth knowledge of the Company, its integrated operations, the evolving biopharmaceutical industry in China, and the array of challenges to be faced, gained through years of combined experience in the industry. The Board believes that these experiences and other insights put them in the best position to provide broad leadership for the Company and the Board, respectively, as they consider strategy and exercise fiduciary responsibilities to stockholders, as the case may be.

Further, the Board has demonstrated its commitment and ability to provide independent oversight of management. A majority of the Board is comprised of independent directors, and all members of the Audit, Compensation, and Governance and Nominating committees are independent. Each independent director has access to the CEO and other Company executives on request, may call meetings of the independent directors, and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee. We encourage our stockholders to learn more about our Company’s governance practices at our website, http://www.chinabiologic.com.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has internal processes and an internal control environment to identify and manage risks and to communicate with the Board. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

  The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs, including the Codes of Ethics. The Audit Committee members meet separately with representatives of the independent auditing firm; and

  The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Independent Directors

Our Board has determined that the majority of the Board is comprised of “independent directors” within the meaning of applicable NASDAQ Listing Rules and Section 301 of the Sarbanes-Oxley Act of 2002. Our independent directors are Mr. Sean Shao, Dr. Xiangmin Cui, Dr. Tong Jun Lin and Professor Wenfang Liu.

Board, Committee and Annual Meeting Attendance

During fiscal 2010, the Board held 11 meetings and acted by written consent 4 times. Our Audit Committee and the Governance and Nominating committee met or acted by written consent 5 and 4 times, respectively. In addition, our non-management directors, all of which are independent directors, meet in executive session following Board meetings. Each director attended at least 75% of all Board and applicable committee meetings.

Our directors are expected to attend board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. We encourage our directors to attend annual shareholder meetings, but we do not have a formal policy requiring them to do so.

Code of Ethics

On March 25, 2008, our board of directors adopted a code of ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of ethics is designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made; compliance with applicable government laws, rules and regulations; the prompt internal reporting of violations of the code to the appropriate person or persons; and accountability for adherence to the code. We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to cam the trust, confidence and respect of our suppliers, customers and stockholders.

The current version of the Code of Ethics is maintained on the Company’s website at www.chinabiologic.com. Printed copies of our Code of Ethics may be obtained, without charge, by contacting the Corporate Secretary, China Biologic Products, Inc., No. 14 East Hushan Road, Tai’an City, Shandong 271000, People’s Republic of China or through our website at http://www.chinabiologic.com. During the fiscal year ended December 31, 2010, there were no waivers of our Code of Ethics.

Communication with Directors or Non-Management Directors

Stockholders and other interested parties may communicate with the Board, including non-management directors, by sending a letter to our board of directors, c/o Corporate Secretary, China Biologic Products, Inc., No. 14 East Hushan Road, Tai'an City, Shandong 271000, People’s Republic of China for submission to the board or committee or to any specific director to whom the correspondence is directed. Stockholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial stockholder of the Company. All communications received as set forth above will be opened by the Corporate Secretary or his designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the Board will be forwarded promptly to the chairman of the Board, the appropriate committee or the specific director, as applicable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our executive compensation philosophy is to align the interests of executive management with stockholder interests and with our business strategy and success through an integrated executive compensation program that considers short-term performance, the achievement of long-term strategic goals and growth in total stockholder value. The key elements of our executive compensation philosophy are competitive base salary, annual incentive opportunities and equity participation. Our aggregate compensation package is designed to attract and retain individuals critical to the long-term success of the Company, to motivate these persons to perform at their highest levels, and to reward exceptional performance.

The compensation of our executive officers is determined by the Compensation Committee, except that the entire Board makes the final determination as to the compensation of our Chief Executive Officer. The Chief Executive Officer reviews and revises compensation proposals prepared by Human Resources and presents his recommendations to the Compensation Committee for the Committee’s ultimate review and approval. The Chief Executive Officer does not participate in Compensation Committee meetings and is not involved in decisions relating to his own compensation.

Elements of Compensation

We pay each of our named executive officers a base annual salary. Bonuses and equity incentives may also be provided to supplement base salary. The criteria for determining each of these components of compensation is described below. We do not provide retirement benefits and only minimal perquisites except as described below.

Base Salary

Base salary levels for executive officers are set forth in their individual employment agreements, and are reflected in the Summary Compensation Table below. The Compensation Committee considered the total compensation paid by other biopharmaceutical companies in Shandong, China to persons holding equivalent positions in setting base salary levels. However, the Compensation Committee did not conduct a peer group compensation analysis or target any particular compensation level in establishing the base salaries for named executive officers.

The Compensation Committee believes that any increases in base salary should be based upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive’s team within the corporate structure, success in furthering corporate strategy and goals, individual management skills and responsibilities, demonstrated loyalty, and the Company’s commitment to attract and retain executives. We expect that our Compensation Committee will reward superior individual and company performance with commensurate cash and other compensation. The Compensation Committee did not increase base salary during fiscal year 2010. Salary will next be reviewed when the Compensation Committee deems appropriate, but the Compensation Committee will not review salary more frequently than on an annual basis.

Bonuses

Executives are eligible to receive a discretionary bonus pursuant to the terms of their respective employment agreements. However, in fiscal 2010 we did not set any performance targets and no discretionary bonuses were paid. If our Compensation Committee determines to do so in the future, bonuses may be paid on an ad hoc basis to recognize superior performance. If the Compensation Committee determines to provide bonus compensation as a regular part of our executive compensation package, it will establish performance goals for each of the executive officers and maximum bonuses that may be earned upon attainment of such performance goals. Some of the components of our key performance appraisal index that we may use to consider in establishing these performance goals include the following: cash flow (accounts receivable, inventory, accounts payable); sales (revenue, accounts receivables collection, gross profit, customer credit management and goods delivery management); costs and expenses (financial costs, manufacturing costs, general and administrative expenses, sales and marketing expenses, research and development costs); and capital expenditures.

Equity Incentives

Named executive officers are eligible for equity awards in the form of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares under the China Biologic Products, Inc. 2008 Equity Incentive Plan (the “2008 Plan”). Equity awards are granted at the discretion of the Compensation Committee. The size of an award to any individual, including named executive officers, depends in part on individual performance, including the components of our key performance appraisal index described above and any other indicators of the impact that such employee’s productivity may have on stockholder value over time. Other factors include salary level and competitive data. In addition, in determining the awards granted to each named executive officer, the Compensation Committee considers the future benefits potentially available to the named executive officers from existing awards.

We have no program, plan or practice of granting equity awards that coincide with the release by the Company of material non-public information.

Retirement Benefits

Currently, we do not provide any company-sponsored retirement benefits or deferred compensation programs to any employee, including the named executive officers (other than a mandatory state pension scheme in which all of our employees in China participate) because it is not customary to provide such benefits and programs in China.

Perquisites

Historically, we have provided our named executive officers with minimal perquisites and other personal benefits that we believe are reasonable, such as company car-related benefits. We do not view perquisites as a significant element of compensation, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete.

Summary Compensation Table — Fiscal Years Ended December 31, 2010, 2009 and 2008

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Chao Ming Zhao,	2010	177,630	133,146	-	428,968	-	739,744
Chief Executive Officer (1)	2009	184,046	43,803	-	-	-	227,849
	2008	148,208	34,377	-	154,954	-	337,539
Y. Tristan Kuo,	2010	223,168	56,217	-	919,157	13,268	1,211,810
Chief Financial Officer (2)	2009	227,095	37,996	-	-	9,229	274,320
	2008	179,805	20,582	-	101,055	-	301,442
Stanley Lau, President (3)	2010	17,522	-	-	-	-	17,522

(1)	Chao Ming Zhao has served as our Chief Executive Officer since June 1, 2008 and has also served as the Chief Financial Officer of our subsidiary Shandong Taibang since September 2003. He served as our Chief Financial Officer from November 2006 until June 1, 2008. The option awards in 2008 represents options granted to Mr. Zhao, in accordance with his employment agreement with the Company, to purchase 115,000 shares in May, 2008. The option awards in 2010 represents options granted to Mr. Zhao, along with the Company’s Board of Directors, other executives and certain other employees, to purchase 40,000 shares in July, 2010 as described in the section “Option” of footnote 14 in the accompanying financial statements.

(2)	Y. Tristan Kuo has served as our Chief Financial Officer since June 1, 2008 and has served as the Vice President - Finance since September 2007. The option awards in 2008 represents options granted to Mr. Kuo, in accordance with his employment agreement with the Company, to purchase 75,000 shares in May, 2008 as described in the section “Option” of footnote 15 in the accompanying financial statements. On January 7, 2010, our board of directors granted Mr. Kuo options to purchase 50,000 shares of our common stock under the 2008 Plan, in accordance with his employment agreement with the Company. The option awards in 2010 represents options granted to Mr. Kuo, along with the Company’s Board of Directors, other executives and certain other employees, to purchase 35,000 shares in July, 2010 as described in the section “Option” of footnote 15 in the accompanying financial statements.

(3)	Stanley Lau has served as our President since December 1, 2010.

Summary of Employment Agreements and Material Terms

Pursuant to an employment agreement, as consideration for his services as our Chief Financial Officer and as a director, Chao Ming Zhao received a monthly salary of HK$50,000 (approximately $6,430), plus a guaranteed bonus of HK$50,000 (approximately $6,430), payable on December 31 of each year. On May 9, 2008, we entered into a new employment agreement with Mr. Zhao, pursuant to which we agreed to pay him an annual salary of RMB1,060,000 (approximately $160,802) per annum, as consideration for performance of his duties as Chief Executive Officer. We also agreed to pay Mr. Zhao an annual bonus equal to one month’s salary and Mr. Zhao may be eligible to receive additional bonus compensation as may be awarded by our board of directors at their sole discretion. We also agreed to grant to Mr. Zhao a ten-year nonstatutory stock option under the 2008 Plan, for the purchase of 115,000 shares of our common stock, at an exercise price of $4.00 per share. The stock option immediately vested.

Pursuant to the terms of Mr. Y. Tristan Kuo’s employment agreement, dated May 9, 2008, we agreed to pay Mr. Kuo an annual salary of RMB1,320,000 (approximately $200,244), as consideration for performance of his duties as Chief Financial Officer. We also agreed to pay Mr. Kuo an annual bonus equal to one month’s salary and Mr. Kuo may be eligible to receive additional bonus compensation as may be awarded by our board of directors at their sole discretion. We also agreed to grant to Mr. Kuo a ten-year nonstatutory stock option under the 2008 Plan, for the purchase of 75,000 shares of our common stock, at an exercise price of $4.00 per share. The stock option immediately vested. In addition, we were obligated to grant Mr. Kuo, within a month of our listing on NASDAQ, NYSE or AMEX, an option to purchase 50,000 shares of our common stock pursuant to the 2008 Plan immediately vesting and exercisable at the fair market value of the shares on the grant date. On January 7, 2010, our board of directors granted Mr. Kuo options to purchase 50,000 shares of our common stock under the 2008 Plan. The options have a ten-year term and are exercisable at an exercise price of $12.60, which was the fair market value of our common stock on the date of the grant.

Pursuant to the terms of Mr. Stanley Lau’s employment agreement, dated December 1, 2010, we agreed to pay Mr. Lau an annual salary of RMB 1,300,000 (approximately $197,210), as consideration for performance of his duties as President. We also agreed to grant to Mr. Lau a ten-year nonstatutory stock option under the 2008 Plan, for the purchase of 25,000 shares of our common stock on February 1, 2011, at an exercise price equal to the fair market value of the Company’s common stock on the date of the grant, which was $15.97 on the grant date, and will vest on a quarterly basis over twelve months, with the first portion vesting on May 1, 2011. The Company is obligated to review Mr. Lau at the end of each fiscal year for the next five years, and to award him an annual discretionary bonus in the form of an additional option to purchase 50,000 shares of the Company's common stock under the Plan, which option will have an exercise price equal to the fair market value of the Company’s common stock on the date, and will vest quarterly in equal portions over 12 months, with the first portion vesting on March 31, 2012. The Company is also obligated to review Mr. Lau at the end of each fiscal year for the next five years, and to award him an annual discretionary bonus in the form of 10,000 restricted shares of the Company’s common stock under the Plan, which if granted, will vest in equal portions on a quarterly basis, with the first portion vesting on March 31st of the year immediately following the year that such bonus is granted.

Other than noted above and necessary social benefits required by the PRC government, which are defined in the employment agreements, we currently do not provide other benefits to our named executive officers at this time.

Grants of Plan-Based Awards

The following table sets forth information regarding equity grants to named executive officers during the fiscal year ended December 31, 2010.

		All other
		option awards:
		Number of
		securities	Exercise or base	Grant date
		underlying	price of option	fair value of
		options	awards	stock and
Name	Grant Date	(#)	($/Sh)	option awards
Y. Tristan Kuo	January 7, 2010	50,000	$12.60	543,810
Chao Ming Zhao	July 11, 2010	40,000	$12.26	428,968
Y. Tristan Kuo	July 11, 2010	35,000	$12.26	375,347

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the equity awards outstanding at December 31, 2010 for each of our named executive officers.

	OPTION AWARDS
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Chao Ming Zhao	115,000	-	-	4.00	June 1, 2018
Y. Tristan Kuo	75,000	-	-	4.00	June 1, 2018
Y. Tristan Kuo	50,000	-	-	12.60	January 7, 2020
Chao Ming Zhao	3,333	36,667	-	12.26	July 11, 2020
Y. Tristan Kuo	2,917	32,083	-	12.26	July 11, 2020

We use the Black-Scholes option pricing model to measure the fair value of stock options. The determination of the fair value of stock-based compensation awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of our stock price over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

Option Exercises and Stock Vested

No options to purchase our capital stock were exercised by any of our named executive officers, nor was any restricted stock held by such executive officers vested during the fiscal year ended December 31, 2010.

Pension Benefits

No named executive officers received or held pension benefits during the fiscal year ended December 31, 2010.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any named executive officer during the fiscal year ended December 31, 2010.

Potential Payments upon Termination or Change in Control

Our named executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Compensation of Directors

The following table sets forth the total compensation earned by our directors during fiscal year ended December 31, 2010:

Name*	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Siu Ling Chan(1)	101,428	-	-		101,428
Sean Shao(2)	24,000	-	428,968	-	452,968
Tong Jun Lin(3)	18,000	-	428,968		446,968
Xiangmin Cui(4)	16,500	-	612,758		629,258
Lin Ling Li(5)	98,312	-	-	-	98,312
Chong Yang Li	3,116	-	-	-	3,116

* Mr. Bing Li and Wenfang Liu did not receive any compensation for serving on our Board in 2010 because both of them were appointed to the Board on February 27, 2011.

(1)	On July 19, 2006, we entered into a director employment agreement with Ms. Siu Ling Chan, pursuant to which she receives a monthly salary of HK$50,000 (approximately $6,430), plus a guaranteed bonus of HK$50,000 (approximately $6,430) payable on December 31 of each year, as consideration for her services as a director.

(2)	On July 24, 2008, we entered into an independent director agreement with Mr. Sean Shao, pursuant to which we agreed to pay Mr. Shao an annual salary of $24,000 as compensation for the services to be provided by him as an independent director and head of our Audit Committee. In addition, we granted to Mr. Shao an option to purchase 20,000 shares of our common stock, with an exercise price of $4.00 per share. The option awards in 2010 represents options granted to Mr. Shao, along with the Company’s other directors, executives and certain other employees, to purchase 40,000 shares in July, 2010 as described in the section “Option” of footnote 15 in the accompanying financial statements.

(3)	On July 24, 2008, we entered into an independent director agreement with Dr. Tong Jun Lin, pursuant to which we agreed to pay Dr. Lin an annual salary of $18,000 as compensation for the services to be provided by his as an independent director. In addition, we granted to Dr. Lin an option to purchase 20,000 shares of our common stock, with an exercise price of $4.00 per share. The option awards in 2010 represents options granted to Mr. Lin, along with the Company’s other directors, executives and certain other employees, to purchase 40,000 shares in July, 2010 as described in the section “Option” of footnote 14 in the accompanying financial statements.

(4)	On February 4, 2010, we entered into an independent director agreement with Dr. Xiangmin Cui, pursuant to which we agreed to pay Dr. Cui an annual salary of $18,000 as compensation for the services to be provided by him as an independent director. In addition, we granted to Dr. Cui an option to purchase 20,000 shares of our common stock, with an exercise price of $10.66, of which, 10,000 shares vested on August 4, 2010 and the remaining 10,000 shares vested on February 4, 2011. The option awards in 2010 represents options granted to Mr. Cui, along with the Company’s other directors, executives and certain other employees, to purchase 40,000 shares in July, 2010 as described in the section “Option” of footnote 14 in the accompanying financial statements.

(5)	On July 19, 2006, we entered into a director employment agreement with Ms. Lin Ling Li, pursuant to which she received a monthly salary of HK$50,000 (approximately $6,430), plus a guaranteed bonus of HK$50,000 (approximately $6,430) payable on December 31 of each year, as consideration for her services as a director. Ms. Lin elected not to stand for re-election at our 2010 Annual Shareholders’ Meeting held on December 17, 2010 and was replaced by Mr. Chong Yang Li at such time.

All directors receive reimbursements from us for expenses which are necessarily and reasonably incurred by them for providing services to us or in the performance of their duties. Our directors who are also our employees receive compensation in the form of salaries, housing allowances, employee insurance and benefits in kind. Our executive directors do not receive any compensation in addition to their salaries in their capacity as directors or other remunerations as members of our management team. However, we do pay their expenses related to attending board meetings and participating in board functions.

Compensation Committee Interlocks and Insider Participation

Mr. Sean Shao, Dr. Xiangmin Cui, and Dr. Tong Jun Lin served on the Compensation Committee during the fiscal year ended December 31, 2010. None of them was an employee, an officer, or former officer of the Company. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K during the fiscal year ended December 31, 2010. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 25, 2011 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, No. 14 East Hushan Road, Tai'an City, Shandong 271000, People’s Republic of China.

			Amount and
			Nature
			of Beneficial		Percent of
Name and Address of Beneficial Owner	Office, If Any	Title of Class	Ownership(1)		Class(2)
Officers and Directors
Siu Ling Chan	Chairwoman of the Board	Common Stock	5,522,624	(3)	22.5%
Chao Ming Zhao	Chief Executive Officer	Common Stock	946,787	(4)	3.9%
Stanley Lau	President	Common Stock	6,250	(5)	*
Y. Tristan Kuo	Chief Financial Officer	Common Stock	133,750	(6)	0.5%
Sean Shao	Director	Common Stock	37,500	(7)	0.2%
Xiangmin Cui	Director	Common Stock	37,500	(7)	0.2%
Tong Jun Lin	Director	Common Stock	37,500	(7)	0.2%
Chong Yang Li	Director	Common Stock	-		0.0%
Bing Li	Director	Common Stock	-	(8)	*
Wenfang Liu	Director	Common Stock	-	(8)	*
All officers and directors as a group (10 persons named above)		Common Stock	6,721,911		27.4%

16

5% Security Holders
Siu Ling Chan	Chairwoman of the Board	Common Stock	5,522,624	(3)	22.5%
Lin Ling Li		Common Stock	4,642,624	(9)	19.0%
IDG-Accel China Growth Fund II LP.		Common Stock	1,700,132		7.0%
Patrick J. McGoven		Common Stock	1,839,174	(10)	7.6%
Quan Zhou		Common Stock	1,839,174	(10)	7.6%
Essence International Investment LTD		Common Stock	1,550,000		6.0%
Lixin Tian		Common Stock	1,550,000	(11)	6.0%
Warburg Pincus Private Equity X, L.P.		Common Stock	4,820,000	(12)	19.8%
Charles R. Keye		Common Stock	4,820,000	(12)	19.8%
Joseph P. Landy		Common Stock	4,820,000	(12)	19.8%

* Less than 0.1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our common stock.

(2)	As of April 25, 2011, a total of 24,351,125 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d- 3(d)(1). For each Beneficial Owner above, any securities that are exercisable or convertible within 60 days have been included in the denominator.

(3)	Includes 150,000 shares underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $4.00 per share, and 10,000 shares out of the 40,000 shares underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $12.26 per share, which will vest in equal portions on a quarterly basis over a three- year period, with the first portion vested and exercisable on October 11, 2010.

(4)	Includes 115,000 shares underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $4.00 per share, and 10,000 shares out of the 40,000 shares underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $12.26 per share, which will vest in equal portions on a quarterly basis over a three- year period, with the first portion vested and exercisable on October 11, 2010.

(5)	Represents 6,250 shares out of 25,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, with an exercise price of $15.97 per share, which will vest in equal portions on a quarterly basis over a 12- month period, with the first portion vested and exercisable on May 1, 2011.

(6)	Includes 75,000 shares, exercisable at $4.00 per share, and 50,000 shares, exercisable at $12.60 per share, both fully vested, underlying a ten-year nonstatutory stock option granted under the 2008 Plan, and 8,750 shares out of the 35,000 shares underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $12.26 per share, which will vest in equal portions on a quarterly basis over a three-year period, with the first portion vested and exercisable on October 11, 2010.

(7)	Represents shares underlying an option to purchase 20,000 shares of our common stock, fully vested and exercisable at $4.00 per share, and 10,000 shares out of the 40,000 shares exercisable at $12.26 per share, which will vest in equal portions on a quarterly basis over a three-year period, with the first portion vested and exercisable on October 11, 2010, and 7,500 shares out of the 30,000 shares exercisable at $16.39 per share, which will vest in equal portions on a quarterly basis over a 12-month period, with the first portion vested and exercisable on April 1, 2011, underlying a ten-year nonstatutory stock option granted under the 2008 Plan.

(8)	Represents shares underlying an option to purchase 20,000 shares of our common stock, none of which will be exercisable within 60 days, with an exercise price of $17.00 per share and 10,000 shares each will vest on August 27, 2011 and February 27, 2012, respectively, underlying a ten-year nonstatutory stock option granted under the 2008 Plan.

(9)	Includes 50,000 shares underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $4.00 per share.

(10)	Represents 1,700,132 shares held by IDG-Accel China Growth Fund II LP., or IDG Fund, and 139,042 shares held by IDG- Accel China Investors II L.P., or IDG Investors. Patrick J. McGoven and Quan Zhou are directors and executive officers of IDG-Accel China Growth Fund GP II Associates Ltd., which is the ultimate general partner of IDG Fund and IDG Investors. Patrick J. McGoven and Quan Zhou may be deemed to have shared voting and dispositive power with respect to the securities of the Company held by IDG Fund and IDG Investors. Each of Patrick J. McGoven and Quan Zhou disclaims beneficial ownership of the securities of the Company held by IDG Fund and IDG Investors.

(11)	Represents (i) 800,000 shares issuable upon conversion of 3.8% convertible notes issued in our 2009 financing and (ii) 750,000 shares issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share held by Essence International Investment LTD. The general partner of Essence International Investment LTD is DT Capital Management Limited, which is controlled by Lixin Tian.

(12)	Represents 4,670,580 shares held by Warburg Pincus Private Equity X, L.P., or WP X, and 149,420 shares held by Warburg Pincus X Partners, L.P., or WPP X. Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of Warburg Pincus & Co. and Co-President and Managing Member of Warburg Pincus LLC. Messrs Charles R. Kaye and Joseph P. Landy may be deemed to have shared voting and dispositive power with respect to the securities of the Company held by WP X and WPP X.

Changes in Control

We are aware of no arrangements which if consummated may result in a change of control of our Company.

TRANSACTIONS WITH RELATED PERSONS,
PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2009 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described above under the heading “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  Guizhou Taibang provides processing services for Guizhou Eakan Co., Ltd. (“Guizhou Eakan”), the affiliate of one of the Guizhou Taibang’s noncontrolling interest holders. The Company’s total processing services income from Guizhou Eakan amounted to $499,128 and $705,018 for the years ended December 31, 2010 and 2009, respectively. In addition, Guizhou Taibang made sales to Guizhou Eakan, amounting to $521,306, for the year ended December 31, 2010. As of December 31, 2010 and 2009, accounts receivable due from Guizhou Eakan amounted to $212,611 and $222,617, respectively. The outstanding balance as of December 31, 2010 was settled in cash in January 2011.

  On April 6, 2009, Logic Express entered into an agreement with Shandong Institute, the noncontrolling interest holders in Shandong Taibang, pursuant to which, Shandong Institute would provide an advance to assist Logic Express’s purchase of 90% Dalin's equity interests. Under the terms of the agreement, Shandong Institute agreed to provide advance of approximately $3,652,500 then (RMB25,000,000), representing 12.86% of the Company’s purchase consideration in Dalin to the Company for one year, bearing interest equal to the higher of a proportionate share of the net income of Dalin during the year ended December 31, 2009 or 6% per annum. On April 12, 2010, the Company fully paid the advance from Shandong Institute and the interest of approximately $1.3 million, which was less than the Company’s previous estimate by approximately $0.9 million. The Company recorded the difference between the previous estimate and actual payment in other income of the consolidated statement of income for the year ended December 31, 2010.

  Guizhou Taibang has payables to Guizhou Eakan Investing Corp., amounting to approximately $2,195,123 (RMB14,470,160). Guizhou Eakan Investing Corp. is one of the noncontrolling interest holders of the Guizhou Taibang. The Company borrowed this interest free advance for working capital purpose for Guizhou Taibang. The balance is due on demand.

  Guizhou Taibang has payables to Guizhou Jie’an, a noncontrolling interest holder of Guizhou Taibang, amounting to approximately $997,017 (RMB 6,569,840). In 2007, Guizhou Taibang received additional contributions from Guizhou Jie’an of approximately $962,853 then (RMB 6,569,840) to maintain Jie’an equity interest in Guizhou Taibang at 9%. However, due to a legal dispute among shareholders over raising additional capital as discussed in the legal proceeding section (see note 20), the money may be returned to Jie’an. During the second quarter of 2010, Jie’an requested that Guizhou Taibang register its 1.8 million shares of additional capital infusion with the local Administration for Industry and Commerce, pursuant to the equity purchase agreement, and such registration was approved by the majority shareholders of Guizhou Taibang in a shareholders meeting held in the second quarter of 2010. However, the Board of Directors of the Company is withholding its required ratification of the shareholders’ approval of Jie’an’s request until the outcome of the ongoing litigations. If the Company decided to ratify the approval, Dalin’s ownership in Guizhou Taibang will be diluted from 54% to 52.54% and Guizhou Jie’an will be entitled to receive its pro rata share of Guizhou Taibang’s profits from the prior 2 years.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures Relating to Transactions with Related Persons

Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our Code of Business Ethics and Conduct, our Audit Committee Charter, our Nominating and Corporate Governance Committee Charter, and our Board of Directors Charter.

Our Board of Directors is generally required to monitor and manage potential conflicts of interest of management and the Board and as permitted under the Company’s Bylaws, the Board has delegated some of these responsibilities to the Board’s Audit Committee and Nominating and Corporate Governance Committee. Our Audit Committee Charter provides that the Audit Committee is responsible for establishing procedures for the approval of and approve the entry of the Company into any and all related party transactions between the Company and any executive officer or director that would potentially require disclosure pursuant to Item 404 of SEC Regulation S-K. The Audit Committee Charter also mandates that the Audit Committee must approve the entry of the Company into any such related party transaction. Our Nominating and Corporate Governance Committee Charter provides that the Nominating and Corporate Governance Committee is responsible for reviewing and assessing the adequacy of the Company’s Code of Business Ethics and Conduct and other internal policies and guidelines and monitor whether the principles described therein are being incorporated into the Company’s culture and business practices.

Our Code of Business Ethics and Conduct provides a number of specific procedures, requirements, and prohibitions relating to related party transactions. It prohibits directors, officers and employees from accepting simultaneous employment with a Company supplier, customer, developer, or competitor, or from taking part in any activity that enhances or supports a competitor’s position. All directors, officers and employees must disclose to the Company any interest that may conflict with the Company. A director, officer and employee may accept a position as a director of another company only if he or she obtains approval from the Board of Directors; the other company does not compete with the Company; and any compensation received in this capacity is commensurate with its responsibilities.

Our Code of Business Ethics and Conduct generally requires directors, officers, and employees of the Company to avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant manner. Where a Company director, officer or employee believes that such a transaction is unavoidable, he or she must fully disclose it to the Company’s Chief Executive Officer. If the Chief Executive Officer deems it material to the Company, the Nominating and Corporate Governance Committee must review and provide advance written approval for such transactions. The Board subsequently reassigned part of this responsibility to the Audit Committee pursuant to the Audit Committee Charter. The most significant related party transactions, especially those involving the Company’s directors or executive officers, must be reviewed and approved in writing in advance by the Company’s Board of Directors. The Board also delegated part of this function to the Audit Committee under the Audit Committee Charter, as explained above. The Company must report all such material related party transactions under applicable accounting rules, federal securities laws, SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given.

Our Code of Business Ethics and Conduct permits waivers of the above policies and procedures as to directors or executive officers only if they are approved in writing by the Board of Directors and promptly disclosed. Any waiver with respect to any employee, agent or contractor must be approved in writing by the Company. Under its Charter, our Nominating and Corporate Governance Committee is also responsible for reviewing requests for any waivers and recommending to the Board whether a particular request should be granted.

Any type of related party transaction not expressly covered by the above policies and procedures is subject to the review and approval of our Board of Directors.

There were no related party transactions since the beginning of the fiscal year ended December 31, 2010 for which our policies and procedures did not require review, approval or ratification, or where our policies and procedures were not followed.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s executive officers, delegates authority for the conduct of the Company’s day-to-day operations to those officers, and monitors their performance. Members of the Board keep themselves informed of the Company’s business by participating in Board and Committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.

See “Governance and Nominating Committee” above for a discussion of the process for selecting directors.

There are currently seven directors serving on the Board. At the Meeting, seven directors will be elected. The individuals who have been nominated for election to the Board at the Meeting are listed in the table below. Each of the nominees is a current director of the Company.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for director at the time of the Meeting, the holders of the proxies solicited by this Proxy Statement may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present Board or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a Director. The five nominees for election as directors are uncontested. In uncontested elections, directors are elected by plurality of the votes cast at the meeting. Proxies submitted on the accompanying proxy card will be voted for the election of the nominees listed below, unless the proxy card is marked otherwise.

The Board of Directors recommends a vote FOR the election of the nominees listed below.

NOMINEES

The names, the positions with the Company and the ages as of the Record Date of the individuals who are our nominees for election as directors are:

Name	Age	Position with the Company	Term as Director of Company
Siu Ling Chan	48	Chairwoman	July 19, 2006 – Present
Sean Shao	53	Director	July 24, 2008 – Present
Xiangmin Cui	42	Director	February 4, 2010 – Present
Tong Jun Lin	49	Director	July 24, 2008 – Present
Cong Yang Li	37	Director	December 17, 2010 – Present
Bing Li	42	Director	February 27, 2011 – Present
Wenfang Liu	72	Director	February 27, 2011 – Present

Director Qualifications - General

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareowners. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company’s Board of Directors that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board and the Governance and Nominating Committee of the Board consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by shareowners, the Governance and Nominating Committee considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board. The Governance and Nominating Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board and the Governance and Nominating Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the board as a whole, in light of our current needs and business priorities. The Company is a NASDAQ listed biopharmaceutical company that is principally engaged in the research, development and manufacturing of plasma-based pharmaceutical products in China. Therefore, the board believes that a diversity of professional experiences in the biopharmaceutical industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards should be represented on the board. In addition, the market in which we compete is characterized by introductions of new products and changes in customer demands and our future success depends upon our ability to keep pace through strong research and development. Therefore, the board believes that academic and professional experience in research and development in the biopharmaceutical industry should also be represented on the board.

Summary of Qualifications of Nominees for Director

Set forth below is a narrative disclosure that summarizes some of the specific qualifications, attributes, skills and experiences of our directors. For more detailed information, please refer to the biographical information for each director set forth above.

Siu Ling Chan

  co-founder of the Company and Chairwoman of the Company’s subsidiaries, Logic Express and Shandong Taibang, since its 2006 served as a statistician and administrator at Fujian Academy of Social Sciences

  Ms. Chan’s long-term knowledge of the history and operations of the Company and background in administration has provided strategic guidance to the board and management over the years

Sean Shao

  as a U.S. certified accountant, with over 10 years experience as an auditor at Deloitte Touche Tohmatsu and Deloitte Touche Toronto, Mr. Shao led many independent audits of PRC-based companies served as CFO and assisted in the initial public offering and initial listing of companies on the NYSE and NASDAQ and led the implementation of related corporate governance requirements serves as an independent director of several NASDAQ-listed companies and one NYSE-listed company holds a master’s degree in health care administration from the University of California, Los Angeles

  Mr. Shao’s experience with U.S. public companies and his knowledge of the U.S. capital markets and of U.S. financial reporting requirements and U.S. GAAP is invaluable to the Company

Dr. Xiangmin Cui

  holds a Doctorate in Cancer Biology from Stanford University School of Medicine

  Principal of Bay City Capital, a healthcare venture capital fund, managing $1.6 billion in capital invested in over 85 companies led or actively participated in several investments, including GenturaDx, Ion Torrent Systems, Epizyme, Sunesis Pharmaceuticals, and Presidio Pharmaceuticals

  serves as a Director of Strategic Investment Planning at Southern Research Institute, a premier institution known for the discovery and development of six anti-cancer drugs; and as a director of Progentech and a board observer of Ion Torrent Systems co-founder and former executive of Hucon Biopharmaceuticals, Pan Pacific Pharmaceuticals, and CNetwork, a non-profit organization of over 5000 Chinese professionals in Silicon Valley

  Dr. Cui’s knowledge of the U.S. capital markets and of the healthcare industry in which the Company operates provides invaluable guidance and perspective to the board

Dr. Tong Jun Lin

  served as a Professor in the Dalhousie University’s Departments of Microbiology and Immunology, and Pediatrics since July 2000 engaged in significant research and collaborative research with biotech companies in the field of immunology and the recipient of multiple grants as a principal investigator from competitive national funding agencies and currently focuses his research in the fields of innate and adaptive immunity, immune response to pathogens and allergens, vaccine and drug development serves as editor or reviewer for many academic journals, such as the Journal of Immunology, and national granting agencies, such as the Canadian Institutes of Health Research, and has published many high-impact research papers in the field of immunology and cell and molecular biology is a recipient of many academic accolades including an Award of Excellence in Medical Research from Dalhousie University and the recipient of the Canadian Society of Immunology’s prestigious annual Investigator Award for excellence in early stage of research career

  Dr. Lin’s academic excellence and his cutting edge industry research provides invaluable guidance and perspective to the board, especially in relation to the Company’s research and development efforts

Chong Yang Li

  has been a certified appraiser since 2006

  has over 15 years of experience in providing asset valuation services, in connection with IPOs and reorganizations, primarily to PRC listed companies across varied industries

  Mr. Li’s rich experiences in the valuation of listed companies, and his background and knowledge in accounting is beneficial to the Company

Dr. Bing Li

  serves as an advisor of Warburg Pincus Asia LLC on potential investment evaluation and portfolio management in healthcare space since June 2010 served as General Manager of Enterprise Business and Business Development and Commercial Development Director of GlaxoSmithKline China/Hong Kong between 2006 to 2010 served in various positions with Eli Lilly and Company in the United States, including Manager of China/India strategy, Manager of Global New Product Planning for Drug Delivery System, and Consultant to Biotechnology Strategy Group

  holds a Master of Business Administration and Master of Engineering Management from the Kellogg Graduate School of Management, a Ph.D. in Cell and Molecular Biology from the University of Rochester, and a Bachelor of Science in Biophysics from Fudan University

Prof. Wenfang Liu

  served as the Chief Consultant for Sichuan Yuanda Shuyang Pharmaceuticals, a plasma-based manufacture in China, from February 2007 to February 2011 served in various managerial positions including as Chief Engineer and Director of Hualan Biological Engineering, a major player in PRC’s plasma-based manufacturer between 2000 to 2007 served as Director of Blood Separating at Chengdu Jiaying Medical Product Co., Ltd. from 2005 to 2006 served as Chief Engineer of Guiyang Qianfeng Biological Products Co., Ltd. between 1998 to 1999 served as Vice Chairman of Institute of Blood Transfusion of Chinese Academy of Medical Sciences

  serves as a member of the Sichuan CPPC Standing Committee and previously served as a member of the Chinese Society of Blood Transfusion and the China Medical Biotech Association

  holds a Bachelors degree in Bio-Chemistry from the Chinese Academy of Sciences, Forest and Soil College and has been a Ph.D. advisor from 1007 to 1998

General Information

For information as to the shares of the Common Stock held by each nominee, see “Security Ownership of Certain Beneficial Owners and Management,” above.

See “Directors and Executive Officers” above for biographical summaries for each of our director nominees.

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board or executive officer is related to any other nominee, member of the Board of Directors or executive officer.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011. KPMG was the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.

The Company has been advised by KPMG that neither the firm nor any of its associates had any relationship with the Company other than the usual relationship that exists between independent registered public accountant firms and their clients during the last fiscal year. Representatives of KPMG are expected to attend the meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders present at the meeting.

Independent Registered Public Accounting Firm’s Fees

Our independent accountants for the audit of our annual financial statements and audit of internal control over financial reporting for our fiscal year ended December 31, 2010 was KPMG. Our independent accountants for the audit of our annual financial statements for our fiscal year ended December 31, 2009 was Frazer Frost, LLP (“Frazer Frost”, Successor Entity of Moore Stephens Wurth Frazer and Torbet, LLP). The following table shows the fees paid and to be paid by us to KPMG and Frazer Frost.

	2010	2009
Audit fees	$1,008,256	$420,000
Audit-related fees	-	-
Tax fees	41,550	17,000
All other fees	18,000	48,000
Total	$1,067,806	$485,000

Audit Fees were for professional services rendered for the audit of our company’s annual financial statements, the review of quarterly financial statements and the preparation of statutory and regulatory filings. We paid Frazer Frost $420,000 and $450,000 for the financial statements audit and quarterly financial statements reviews in 2009 and 2010, respectively. Tax fees paid by us to Frazer Frost of $17,000 and $41,500 were for tax services in 2009 and 2010, respectively. All Other Fees consisted of other fees billed for services provided by Frazer Frost.

For 2010, the audit fee payable by us to KPMG of $558,256 is for the audit of our 2010 annual financial statements.

Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining auditor independence and determined that such services are appropriate. Before auditors are engaged to provide us audit or non-audit services, such engagement is (without exception, required to be) approved by the Audit Committee of our Board of Directors.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our board of directors to assure that such services do not impair the auditors’ independence from us. In accordance with its policies and procedures, our board of directors pre-approved the audit service performed by KPMG for our financial statements as of and for the year ended December 31, 2010.

The Board of Directors recommends a vote FOR ratification of the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value.

Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the approval of the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 3 above. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

The Board has not made a recommendation on the frequency of holding an advisory vote on executive compensation. Stockholders may vote for having an advisory vote every year, every two years, or every three years, or they may abstain from voting on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

If you wish to have a proposal included in our proxy statement for next year’s annual meeting in accordance with Rule 14a-8 under the Exchange Act, your proposal must be received by the Corporate Secretary of China Biologic Products, Inc. at No. 14 East Hushan Road, Tai’an City, Shandong 271000, People’s Republic of China, no later than the close of business on December 31, 2011. A proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC will not be included. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC for our most recent fiscal year. Such written requests should be directed to China Biologic Products, Inc., c/o Corporate Secretary, No. 14 East Hushan Road, Tai’an City, Shandong 271000, People’s Republic of China. A copy of our Annual Report on Form 10-K is also made available on our website after it is filed with the SEC.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business which will be presented for consideration at the Meeting other than the election of directors and the ratification of the appointment of the accountants of the Company. Should any other matters be properly presented, it is intended that the enclosed proxy card will be voted in accordance with the best judgment of the persons voting the proxies.

April 29, 2011	By Order of the Board of Directors

/s/ Ming Yin
Ming Yin
Corporate Secretary

APPENDIX A

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is comprised of three non-employee Directors, each of whom has been determined by the Board to be “independent” under the meaning of Rule 10A-3(b)(1) under the Exchange Act. The Board has determined, based upon an interview of Sean Shao and a review of Mr. Shao’s responses to a questionnaire designed to elicit information regarding his experience in accounting and financial matters, that Mr. Shao shall be designated as an “Audit Committee financial expert” within the meaning of Item 401(e) of SEC Regulation S-K, as Mr. Shao has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in his financial sophistication. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the audit process, and internal controls. The Audit Committee operates pursuant to a written charter adopted by the Board. The Audit Committee is responsible for overseeing the corporate accounting and financing reporting practices, recommending the selection of the Company’s registered public accounting firm, reviewing the extent of non-audit services to be performed by the auditors, and reviewing the disclosures made in the Company’s periodic financial reports. The Audit Committee also reviews and recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Following the end of the fiscal year ended December 31, 2010, the Audit Committee (1) reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with Company management; (2) discussed with the independent auditors the matters required to be discussed by SAS 61 as amended, (AICPA, Professional Standards, Vol.1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant its independence.

Based on the review and discussions referred to above, the Audit Committee had recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

/s/ The Audit Committee
Sean Shao
Xiangmin Cui
Tong Jun Lin

CHINA BIOLOGIC PRODUCTS, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 20, 2011
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of China Biologic Products, Inc., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 29, 2011, and hereby constitutes and appoints Chao Ming Zhao and Y. Tristan Kuo, or either of them acting singly in the absence of the other, with full power of substitution in either of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of the Company’s Common Stock which the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders to be held on June 20, 2011, and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

The undersigned hereby instructs said proxies or their substitutes:

1.	Elect as Directors the nominees listed below:

[ ]	Siu Ling Chan
[ ]	Chong Yang Li
[ ]	Sean Shao
[ ]	Xiangmin Cui
[ ]	Tong Jun Lin
[ ]	Bing Li
[ ]	Wenfang Liu

Withhold authority for the following:

[ ]	Siu Ling Chan
[ ]	Chong Yang Li
[ ]	Sean Shao
[ ]	Xiangmin Cui
[ ]	Tong Jun Lin
[ ]	Bing Li
[ ]	Wenfang Liu

2.	Approve the ratification of KPMG as the Company’s accountant for fiscal year ending December 31, 2011.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

3.	Advisory vote for the approval of the Company’s executive compensation.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

4.	Advisory vote on the frequency of holding an advisory vote to approve the Company’s executive compensation.

ONE YEAR	[ ]
TWO YEARS	[ ]
THREE YEARS	[ ]
ABSTAIN	[ ]

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting, and any adjournment or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR THE RATIFICATION OF THE SELECTION OF KPMG, AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, AND FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION. IN THEIR DIRECTION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT DATED APRIL 29, 2011 IS UNABLE TO SERVE OR WILL NOT SERVE.

I (we) acknowledge receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 29, 2011, and the 2010 Annual Report to Stockholders and ratify all that the proxies, or either of them, or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.

Please sign, date and mail this proxy immediately in the enclosed envelope.

Name   __________________________________

Name (if joint)
_______________________________________

Date  _____________ , 2011
Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope.